Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CYTOKINETICS, INCORPORATED

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered		Fee Calculation Rule		Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Equity	Common Stock $	0.001 par value	Other	(3)	7,598,000	(2)	$38.33	(3)	$291,231,340.00	(3)	$ $	92.70 per 1,000,000	$26,998.00
TOTAL					7,598,000				$291,231,340.00				$26,998.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock.

(2)	Represents additional shares of common stock available for issuance under the Amended and Restated 2004 Equity Incentive Plan.
(3)

Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act solely for the purpose of calculating the total registration fee. The computation is based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on May 24, 2022.